APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT
--------------------------------------------------------------------------------
                             NORMANDY MINING LIMITED
                               ABN 86 009 295 765



                               HALF-YEARLY REPORT



                                31 December 2001




CONTENTS
                                        Pages

Directors' Report                           2

Financial Statements                     3-17

Directors' Declaration                     18

Compliance Statement                       19

Independent Review Report                  20

APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT
--------------------------------------------------------------------------------

                                DIRECTORS' REPORT

The Directors present their report on the consolidated financial report of Normandy Mining Limited and its controlled entities for the half-year ended 31 December 2001.

DIRECTORS

The Directors of Normandy Mining Limited during or since the end of the half-year are:

Mr Robert J Champion de Crespigny

Mr Michael S Hamson

Dr Pierre Lassonde

Mr Bruce G McKay

Mr John B Prescott

Mr Ken Spencer

Mr Bernard Wheelahan

REVIEW OF OPERATIONS

GROUP RESULT


The consolidated profit for the year after taxation and outside equity interests for the half-year ended 31 December 2001 was $83.5M (2000:$62.6M).

Consolidated gold ounces sold during the half-year totalled 1,225,218 ounces (2000: 1,049,405 ounces) at an average realised price of $577 per ounce (2000:
$552 per ounce). This compares with the average spot price for the half-year of $537 per ounce (2000: $493 per ounce). The average cash cost was $310 per ounce (2000: $299) and the average total production cost was $416 per ounce (2000:
$396).

For further details see Report on Activities for the Quarter to 31 December 2001 released to shareholders on 18 January 2002, and the Financial Report for the six months released today.


ROUNDING OF AMOUNTS

The Company is a company of the kind referred to in ASIC Class Order 98/0100, dated 10 July 1998, and in accordance with that Class Order amounts in the directors' report and the financial report have been rounded to the nearest hundred thousand dollars.


Signed in accordance with a resolution of the Board of Directors.


On behalf of the Directors

/s/ R J Champion de Crespigny           /s/ K H Spencer

R J Champion de Crespigny               K H Spencer
Director                                Director


Adelaide
5 February 2002

APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT
--------------------------------------------------------------------------------


                                           Half Year Ended      31 December 2001


FOR ANNOUNCEMENT TO THE MARKET                                               A$M
--------------------------------------------------------------------------------


Revenues from ordinary activities (item 1.1)           up      7%   TO     944.6


Profit(loss) from ordinary activities after tax
(before amortisation of goodwill) attributable
to members (item 1.20)                                 up      31%  TO      85.4


Profit(loss) from ordinary activities after tax
attributable to members (item 1.23)                    up      33%  TO      83.5


Profit(loss) from extraordinary item after tax
attributable to members (item 2.5(d))                                          -


Net profit(loss) for the period attributable
to members (item 1.11)                                 up      33%  TO      83.5

--------------------------------------------------------------------------------

DIVIDENDS (DISTRIBUTIONS)                           AMOUNT PER    Franked amount
                                                     SECURITY     per security
--------------------------------------------------------------------------------
Interim dividend                                      NIL         Not Applicable
--------------------------------------------------------------------------------

Previous corresponding period                         2.5      1.10 cents at 34%
--------------------------------------------------------------------------------
                                                                        --------
Record date for determining entitlements to the dividend                N/A
                                                                        --------


Brief explanation of omission of directional and percentage changes to profit in accordance with note 1 and short details of any bonus or cash issue or other item(s) of importance not previously released to the market

        Nil

APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE



                                                                -------------------------------------
                                                                CURRENT HALF-YEAR  Previous half-year
                                                                    A$M                   A$M
                                                                -------------------------------------

1.1 Revenue from ordinary activities (SEE ITEMS 1.24)               944.6                  879.3
1.2 Expenses from ordinary activities (SEE ITEMS 1.24)             (797.3)                (754.5)
1.3 Borrowing costs                                                 (44.9)                 (52.5)
1.4 Share of net profit (loss) of associates and joint
    venture entities (SEE ITEM 16.7)                                  3.8                   (1.1)
------------------------------------------------------------------------------------------------------
1.5 PROFIT (LOSS) FROM ORDINARY ACTIVITIES BEFORE TAX               106.2                   71.2
1.6 Income tax on ordinary activities                               (22.3)                 (11.0)
------------------------------------------------------------------------------------------------------
1.7 PROFIT (LOSS) FROM ORDINARY ACTIVITIES AFTER TAX                 83.9                   60.2
1.8 Profit (loss) from extraordinary items after tax (SEE ITEM 2.5)     -                      -
------------------------------------------------------------------------------------------------------
1.9 NET PROFIT (LOSS)                                                83.9                   60.2
1.10 Net profit (loss) attributable to outside equity interests      (0.4)                   2.4
------------------------------------------------------------------------------------------------------
1.11 NET PROFIT (LOSS) ATTRIBUTABLE TO MEMBERS                       83.5                   62.6
------------------------------------------------------------------------------------------------------
Total revenues, expenses and valuation adjustments
attributable to members recognised directly in equity               (93.2)                  38.7
------------------------------------------------------------------------------------------------------
Total changes in equity other than those resulting from
transactions with owners as owners.                                  (9.7)                 101.3
------------------------------------------------------------------------------------------------------

CONSOLIDATED RETAINED PROFITS

                                                                -------------------------------------
                                                                CURRENT HALF-YEAR  Previous half-year
                                                                    A$M                   A$M
                                                                -------------------------------------

1.12 Retained profits (accumulated losses) at the
     beginning of the financial period                             (434.8)                (251.9)
1.13 Net profit (loss) attributable to members (ITEM 1.11)           83.5                   62.6
1.14 Net transfers to and from reserves                             (94.2)                    -
1.15 Net effect of changes in accounting policies                     -                       -
1.16 Dividends paid or payable                                       (0.2)                 (39.7)
------------------------------------------------------------------------------------------------------
1.17 RETAINED PROFITS (ACCUMULATED LOSSES) AT END OF
     FINANCIAL PERIOD                                              (445.7)                (229.0)
------------------------------------------------------------------------------------------------------


PROFIT RESTATED TO EXCLUDE AMORTISATION OF GOODWILL


                                                                -------------------------------------
                                                                CURRENT HALF-YEAR  Previous half-year
                                                                    A$M                   A$M
                                                                -------------------------------------

1.18 Profit (loss) from ordinary activities after
     tax before outside equity interests
     (ITEMS 1.7) and amortisation of goodwill                       85.8                    63.0
1.19 Plus (less) outside equity interests                           (0.4)                    2.4
                                                                --------------------------------------
1.20 PROFIT (LOSS) FROM ORDINARY ACTIVITIES AFTER TAX
     (BEFORE AMORTISATION OF GOODWILL) ATTRIBUTABLE TO
     MEMBERS                                                        85.4                    65.4
------------------------------------------------------------------------------------------------------


APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT
--------------------------------------------------------------------------------



                                                                -------------------------------------
                                                                CURRENT HALF-YEAR  Previous half-year
                                                                    A$M                   A$M
                                                                -------------------------------------


PROFIT (LOSS) FROM ORDINARY ACTIVITIES ATTRIBUTABLE TO MEMBERS
1.21 Profit (loss) from ordinary activities after tax (item 1.7)    83.9                    60.2
1.22 Plus (less) outside equity interests                           (0.4)                    2.4
1.23 PROFIT (LOSS) FROM ORDINARY ACTIVITIES AFTER TAX,          -------------------------------------
     ATTRIBUTABLE TO MEMBERS                                        83.5                    62.6
-----------------------------------------------------------------------------------------------------

REVENUE AND EXPENSES FROM ORDINARY ACTIVITIES

                                                                -------------------------------------
                                                                CURRENT HALF-YEAR  Previous half-year
                                                                    A$M                   A$M
                                                                -------------------------------------



1.24 Details of revenue and expenses
     REVENUES
     Sales revenue                                                 839.5                   756.0
     Total cost of production                                     (648.1)                 (581.9)
                                                                -------------------------------------
     GROSS PROFIT                                                  191.4                   174.1
                                                                -------------------------------------

     Other revenue from ordinary activities                          9.5                    10.0
     Proceeds on sale of assets                                     41.1                   113.2
     Cost of assets sold                                           (35.4)                 (100.8)

     Share of net profit/(loss) of associates and joint
     ventures accounted for using the equity method.                 3.8                    (1.1)
     Exploration and evaluation expenses                           (17.8)                  (30.6)
     Administration expenses                                       (33.5)                  (29.4)
     Borrowing costs                                               (44.9)                  (52.5)
     Other income/(expenses) from ordinary activities               (9.3)                  (11.7)
     SIGNIFICANT ITEMS INCLUDED IN RESULT
     - gain on change of interest of a formerly controlled
       entity (SEE ITEM 14.1)                                       54.5                      -
     - takeover costs                                              (25.7)                     -
     - writedown in receivables                                    (18.0)                     -
     - writedown in non-current assets                              (9.5)                     -
                                                                -------------------------------------
     TOTAL SIGNIFICANT ITEMS                                         1.3                      -
                                                                -------------------------------------
     PROFIT FROM ORDINARY ACTIVITIES                               106.2                    71.2
                                                                -------------------------------------


APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT
--------------------------------------------------------------------------------

INTANGIBLE AND EXTRAORDINARY ITEMS


                                        -----------------------------------------------------------------
                                                         Consolidated - current period
                                        -----------------------------------------------------------------
                                        Before tax     Related tax   Related outside        Amount (after
                                           $AM            $AM        equity interests   tax) attributable
                                                                          $AM                  to members
                                                                                                      $AM
                                        -----------------------------------------------------------------

2.1 Amortisation of goodwill               1.9             -               -                         1.9
2.2 Amortisation of other
    intangibles                              -             -               -                           -
                                        -----------------------------------------------------------------
2.3 Total amortisation of
    intangibles                            1.9             -               -                         1.9
---------------------------------------------------------------------------------------------------------
2.4 Extraordinary items (details)            -             -               -                           -
                                        -----------------------------------------------------------------
2.5 Total extraordinary items                -             -               -                           -
---------------------------------------------------------------------------------------------------------


APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                                                    As shown in last annual
                                                  CURRENT HALF-YEAR        report           Previous half-year
                                                        A$M                  A$M                    A$M
                                                  ------------------------------------------------------------
        CURRENT ASSETS


4.1     Cash                                                 358.1                 344.8                257.2
4.2     Receivables                                          153.6                 123.7                159.0
4.3     Inventories                                          166.5                 169.5                167.7
4.4     Other financial assets                                14.6                  21.3                 76.5
4.5     Prepaid mining costs                                 123.7                 111.2                 55.7
4.6     Other                                                 35.5                  29.4                 33.5
                                                  ------------------------------------------------------------
4.7     TOTAL CURRENT ASSETS                                 852.0                 799.9                749.6
--------------------------------------------------------------------------------------------------------------
        NON-CURRENT ASSETS
4.8     Receivables                                            4.8                  11.2                 34.0
4.9     Tax assets                                           103.8                 102.3                 88.9
4.10    Investments (equity accounted)                       348.8                 244.0                293.9
4.11    Other financial assets                               172.9                 141.0                216.1
4.12    Development properties                               151.2                 499.5                546.8
4.13    Exploration and evaluation expenditure               180.4                 151.7                179.9
4.14    Property, plant and equipment (net)                1,710.5               1,750.0              1,475.3
4.15    Intangibles (net)                                     42.3                  44.2                 46.1
4.16    Prepaid mining costs                                  24.7                  25.7                 74.8
4.17    Other                                                 78.7                  77.0                116.7
                                                  ------------------------------------------------------------
4.18    TOTAL NON-CURRENT ASSETS                           2,818.1               3,046.6              3,072.5
--------------------------------------------------------------------------------------------------------------
4.19    TOTAL ASSET                                        3,670.1               3,846.5              3,822.1
--------------------------------------------------------------------------------------------------------------
        CURRENT LIABILITIES
4.20    Payables                                             249.6                 249.8                206.5
4.21    Interest bearing liabilities                         127.1                 114.0                110.0
4.22    Provisions                                           185.0                 216.8                232.1
4.23    Tax liabilities                                       19.1                  21.8                 13.5
                                                  ------------------------------------------------------------
4.25    TOTAL CURRENT LIABILITIES                            580.8                 602.4                562.1
--------------------------------------------------------------------------------------------------------------
        NON-CURRENT LIABILITIES
4.27    Interest bearing liabilities                       1,204.9               1,181.8              1,526.2
4.28    Provisions                                           223.0                 268.9                335.0
4.29    Tax liabilities                                      261.2                 255.0                191.9
4.30    Other                                                121.6                 140.4                 82.3
                                                  ------------------------------------------------------------
4.31    TOTAL NON-CURRENT LIABILITIES                      1,810.7               1,846.1              2,135.4
--------------------------------------------------------------------------------------------------------------
4.32    TOTAL LIABILITIES                                  2,391.5               2,448.5              2,697.5
--------------------------------------------------------------------------------------------------------------
4.33    NET ASSETS                                         1,278.6               1,398.0              1,124.6
--------------------------------------------------------------------------------------------------------------
        EQUITY
4.34    Capital/contributed equity                         1,602.6               1,593.9              1,164.1
4.35    Reserves                                              72.5                  71.4                 83.7
4.36    Retained profits (accumulated losses)               (445.7)               (434.8)              (229.0)
--------------------------------------------------------------------------------------------------------------
4.37    EQUITY ATTRIBUTABLE TO MEMBERS OF THE
        PARENT ENTITY                                      1,229.4               1,230.5              1,018.8
4.38    Outside equity interests in controlled entities       49.2                 167.5                105.8
                                                  ------------------------------------------------------------
4.39    TOTAL EQUITY                                       1,278.6               1,398.0              1,124.6
--------------------------------------------------------------------------------------------------------------
4.40    Preference capital included as part of 4.37            nil                   nil                  nil
--------------------------------------------------------------------------------------------------------------



APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT
--------------------------------------------------------------------------------




OTHER INFORMATION
                                                                                ---------------------------------------
Reconciliation of prima facie income tax to income tax expense                  CURRENT HALF-YEAR   Previous half-year
                                                                                      A$M                A$M
                                                                                ---------------------------------------


        Operating profit before tax                                                  106.2               71.2
                                                                                =======================================
        Income tax calculated at applicable rates                                     31.8               24.2

        Tax effect of permanent differences                                          (13.3)              (8.9)
        Timing differences recognised                                                  1.3                  -
        Change in corporate tax rate                                                     -                  -
        Benefit of prior year losses recouped                                                               -
        Tax losses not recognised/(recognised)                                         3.6                  -
        Over allowance for tax payable in prior years                                 (1.1)              (4.3)
                                                                                ---------------------------------------
        Income tax attributable to operating profit                                   22.3               11.0
                                                                                ---------------------------------------

EXPLORATION AND EVALUATION EXPENDITURE CAPITALISED

                                                                                ---------------------------------------
                                                                                CURRENT HALF-YEAR   Previous half-year
                                                                                      A$M                A$M
                                                                                ---------------------------------------

5.1     Opening balance                                                              151.7              175.1
5.2     Expenditure incurred during current period                                    24.8               38.1
5.3     Expenditure written off during current period                                (22.3)             (30.6)
5.4     Acquisitions, disposals, revaluation increments, etc                          20.6               10.8
5.5     Expenditure transferred (to)/from mine properties                              4.2              (13.5)
5.5     Foreign exchange movements                                                     1.4                  -
5.6     CLOSING BALANCE AS SHOWN IN THE CONSOLIDATED                            ---------------------------------------
        STATEMENT OF FINANCIAL POSITION (ITEM 4.13)                                  180.4              179.9
-----------------------------------------------------------------------------------------------------------------------


DEVELOPMENT PROPERTIES

                                                                                ---------------------------------------
                                                                                CURRENT HALF-YEAR   Previous half-year
                                                                                      A$M                A$M
                                                                                ---------------------------------------

6.1     Opening balance                                                              499.5              310.7
6.2     Expenditure incurred during current period                                    22.9               21.2
6.3     Expenditure transferred from exploration and evaluation                          -                  -
6.4     Expenditure written off during current period                                    -              (16.5)
6.5     Acquisitions, disposals, revaluation increments, etc                        (296.1)             214.1
6.6     Foreign exchange movements                                                     2.4               17.0
6.6     Expenditure transferred (to)/from Property, Plant & Equipment                (77.5)               0.3
6.7     CLOSING BALANCE AS SHOWN IN THE CONSOLIDATED                            ---------------------------------------
        STATEMENT OF FINANCIAL POSITION (ITEM 4.12)                                  151.2              546.8
-----------------------------------------------------------------------------------------------------------------------


APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT
--------------------------------------------------------------------------------




CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                ---------------------------------------
                                                                                CURRENT HALF-YEAR   Previous half-year
                                                                                      A$M                A$M
                                                                                ---------------------------------------


                                                                                =======================================

        CASH FLOWS RELATED TO OPERATING ACTIVITIES

7.1     Receipts from customers                                                      839.9              706.9
7.2     Payments to suppliers and employees                                         (630.3)            (556.9)
7.3     Dividends received from associates                                            11.4               10.3
7.4     Other dividends received                                                       -                  -
7.5     Interest and other items of similar nature received                           10.3               14.4
7.6     Interest and other costs of finance paid                                     (48.2)             (59.5)
7.7     Income taxes paid                                                            (27.0)             (28.0)
7.8     Other                                                                          -                  6.5
                                                                                ---------------------------------------
7.9     NET OPERATING CASH FLOWS                                                     156.1               93.7
-----------------------------------------------------------------------------------------------------------------------

        CASH FLOWS RELATED TO INVESTING ACTIVITIES
7.10    Payment for purchases of property, plant and
        equipment                                                                   (104.6)             (51.9)
7.11    Proceeds from sale of property, plant and equipment                            1.3                0.9
7.12    Payments for exploration                                                     (24.8)             (38.1)
7.12    Payments for development projects                                            (22.9)             (28.0)
7.12    Payment for purchases of investments                                         (14.9)              (9.8)
7.13    Proceeds from sale of investments                                              0.7               55.9
7.14    Loans to other entities                                                       (1.0)              (1.9)
7.15    Loans repaid by other entities                                                 4.5               66.0
7.16    Other - Interest capitalised on qualifying assets                              -
7.16    Other - Businesses acquired                                                    0.2                0.5
7.16    Other - Businesses disposed                                                  (28.6)               9.2
                                                                                ---------------------------------------
7.17    NET INVESTING CASH FLOWS                                                    (190.1)               2.8
-----------------------------------------------------------------------------------------------------------------------

        CASH FLOWS RELATED TO FINANCING ACTIVITIES
7.18    Proceeds from issue of securities                                              -                  -
7.19    Proceeds from borrowings                                                      82.8              209.2
7.20    Repayment of borrowings                                                      (27.7)            (238.3)
7.21    Dividends paid                                                                (7.2)             (59.8)
7.22    Other                                                                          -                  -
                                                                                ---------------------------------------
7.23    NET FINANCING CASH FLOWS                                                      47.9              (88.9)
-----------------------------------------------------------------------------------------------------------------------

7.24    NET INCREASE (DECREASE) IN CASH HELD                                          13.9                7.6
7.25    Cash at beginning of period                                                  344.8              245.4
        (see Reconciliation of cash)
7.26    Exchange rate adjustments to item 7.25                                        (0.6)               4.2
                                                                                ---------------------------------------
7.27    CASH AT END OF PERIOD                                                        358.1              257.2
        (see Reconciliation of cash)
-----------------------------------------------------------------------------------------------------------------------


APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT

--------------------------------------------------------------------------------

NON-CASH FINANCING AND INVESTING ACTIVITIES

Details of financing and investing transactions which have had a material effect on consolidated assets and liabilities but did not involve cash flows are as follows.

The sale of Normandy's interest in the Ity mine and the Tasiast project resulted in receivables being recognised totalling $33.9 million, in addition to cash proceeds of $0.1 million.

During the period a controlled entity announced a takeover for Otter Gold Mines Limited (Otter) whereby 1.9 of the controlled entity's shares were offered for every 100 Otter shares. On the close of business 28 December 2001 the controlled entity declared the offer unconditional. On this date acceptances were received for 53.35% of shares in Otter. Otter was consolidated in Normandy's accounts from 31 December 2001. As a result of the consolidation of Otter, Normandy's total assets increased by $68.8 million and total liabilities increased by $47.5 million.


RECONCILIATION OF CASH

Reconciliation of cash at the end of the period (as shown in the                ---------------------------------------
consolidated statement of cash flows) to the related items in the                CURRENT HALF-YEAR   Previous half-year
statement of financial position is as follows                                           A$M                  A$M
-----------------------------------------------------------------------------------------------------------------------

                                                                                =======================================
8.1     Cash on hand and at bank                                                         257.6              196.7
8.2     Deposits at call                                                                  52.9               42.1
8.3     Bank overdraft                                                                     -                  -
8.4     Gold bullion                                                                      47.6               18.4
                                                                                ---------------------------------------
8.5     TOTAL CASH AT END OF PERIOD                                                      358.1              257.2
-----------------------------------------------------------------------------------------------------------------------

RATIOS

                                                                                ---------------------------------------
                                                                                CURRENT HALF-YEAR   Previous half-year
                                                                                      A$M                A$M
                                                                                ---------------------------------------

        PROFIT BEFORE TAX / REVENUE
9.1     Consolidated profit(loss) from ordinary activities
        before tax (item 1.5) as a percentage of revenue
        (item 1.1)                                                                        11.24%              8.10%
-----------------------------------------------------------------------------------------------------------------------
        PROFIT AFTER TAX / EQUITY INTERESTS
9.2     Consolidated net profit (loss) from ordinary
        activities after tax attributable to members (item
        1.11) as a percentage of equity (similarly
        attributable) at the end of the period (item 4.37)                                 6.79%              6.14%
-----------------------------------------------------------------------------------------------------------------------

EARNINGS PER SECURITY (EPS)
                                                                                ---------------------------------------
                                                                                CURRENT HALF-YEAR   Previous half-year
                                                                                      A$M                A$M
                                                                                ---------------------------------------

10.1    Calculation of the following in accordance with
        AASB 1027:  Earnings per Share
        (a) Basic EPS                                                                      3.7                3.6
        (b) Diluted EPS                                                                    3.7                3.6
        (c) Weighted average number of ordinary shares
        outstanding during the period used in the
        calculation of the Basic EPS                                             2,232,219,089      1,758,516,118
-----------------------------------------------------------------------------------------------------------------------


NTA BACKING
11.1    Net tangible asset backing per ordinary security                         NOT APPLICABLE TO MINING COMPANIES
-----------------------------------------------------------------------------------------------------------------------


APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT


-----------------------------------------------------------------------------------------------------------------------


DETAILS OF SPECIFIC RECEIPTS/OUTLAYS, REVENUES/EXPENSES

                                                                                ---------------------------------------
                                                                                CURRENT HALF-YEAR   Previous half-year
                                                                                      A$M                A$M
                                                                                ---------------------------------------

                                                                                ---------------------------------------
12.1    Interest revenue included in determining item 1.5                                  9.5               10.0
                                                                                ---------------------------------------
12.2    Interest revenue included in item 12.1 but not yet received                        5.1                2.2
                                                                                ---------------------------------------
12.3    Interest costs excluded from borrowing costs,
        capitalised in asset values                                                        -                  6.8
                                                                                ---------------------------------------
12.4    Outlays (except those arising from the acquisition
        of an existing business) capitalised in intangibles (if material)                  -                  -
                                                                                ---------------------------------------
12.5    Depreciation and amortisation (excluding
        amortisation of intangibles)                                                     142.5              119.5
                                                                                ---------------------------------------
12.6    Other specific relevant items not shown in item 1.24
        - significant gain on sale of non-current assets                                   -                 14.3
                                                                                ---------------------------------------



CONTROL GAINED OVER ENTITIES HAVING MATERIAL EFFECT


13.1 Otter Gold Mines Limited (Otter) and controlled entities were acquired effective 31 December 2001. Therefore the consolidated operating profit from the acquired entities from the date of acquisition to 31 December 2001 was nil. Loss from ordinary activities and extraordinary items after tax of Otter for the whole of the previous corresponding period was $8.9 million.

APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT

--------------------------------------------------------------------------------
LOSS OF CONTROL OF ENTITIES HAVING MATERIAL EFFECT

    14.1

        (a) On 23 November 2001, Australian Magnesium Corporation Limited (AMC) successfully completed an equity raising to fund the development of the Stanwell Magnesium Project. New partly paid stapled securities were issued and allotted on that date. In addition, to the fund raising Normandy converted its loan to AMC of $25 million and accrued interest of $2.6 million into ordinary shares in AMC.

            The effect of these transactions has been that Normandy's effective interest in AMC has been diluted from 62.6% to 22.8%, and accordingly AMC is no longer controlled by Normandy. Consequently, AMC has been deconsolidated from 23 November 2001, giving rise to a gain on loss of control of $10 million.

            From that date, AMC has been equity accounted in accordance with Accounting Standard AASB 1016, "Accounting for Investments in Associates". The effect of equity accounting AMC since original acquisition date, including the effect of any change in ownership interests, has been reflected in net profit or directly in reserves (as appropriate). Where this has resulted in a net debit to a reserve an amount has been transferred from retained earnings to offset the debit.

            MOVEMENTS IN CARRYING AMOUNT OF INVESTMENT IN AMC

                                                                            A$M

            Carrying amount at the beginning of the financial period          -

            Original cost of AMC prior to deconsolidation                 119.9

            Conversion of loan to equity                                   27.6
                                                                    ------------
                                                                          147.5

            Share of post acquisition losses and reserves                 (10.0)

            Change in ownership interest of equity and reserves
            reflected directly in equity                                  (94.3)

            Change in ownership interest in accumulated losses
            reflected in net profit                                        54.5
                                                                    ------------
            Total impact of initial adoption of equity accounting         (49.8)

            Share of net profit after tax since 23 November 2001            0.1
                                                                    ------------
            Carrying amount of AMC at end of financial period.             97.8
                                                                    ============

            Prior to completion of the equity raising, Normandy provided financing arrangements to AMC, which confer certain rights to subscribe for new equity in AMC. These rights have been independently valued by Grant Samuel & Associates at between $28 million and $61 million.

        (b) Normandy Mt Leyshon Limited ceased to be a controlled entity effective 21 November 2001. The operating loss after tax of the entity for the period was $1.3 million. The loss on the sale of the entity was $1.0 million. Profit from ordinary activities and extraordinary items after tax of Normandy Mt Leyshon Limited for the whole of the previous corresponding period was $10.9 million.

        (c) The shareholding in Societe des Mines d'Ity was disposed of in December 2001. The operating profit after tax of the entity for the period was $1.9 million. The profit on sale of the entity was $0.2 million. Profit from ordinary activities and extraordinary items after tax of Societe des Mines d'Ity for the whole of the previous corresponding period was $6.8 million.

APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT

--------------------------------------------------------------------------------

DIVIDENDS

15.1    Date the dividend is payable                             N/A

15.2    Record date to determine entitlements to the dividend (ie on the basis
        of security holding balances established by 5.00pm)      N/A


AMOUNT PER SECURITY
                                                    -------------------------------------------------------------------
                                                     Amount per    Franked amount         Amount per
                                                     security      per security           security of
                                                                                          foreign source
                                                                                          dividend

     ------------------------------------------------------------------------------------------------------------------
     15.6 Interim dividend  Current year                   NIL     NOT APPLICABLE         Nil
     -----------------------------------------------
     15.7                   Previous year                  2.5     1.10c franked at 34%   Nil
     ------------------------------------------------------------------------------------------------------------------

TOTAL DIVIDEND PER SECURITY (INTERIM PLUS FINAL)
                                                                                ---------------------------------------
                                                                                CURRENT HALF-YEAR   Previous half-year
                                                                                ---------------------------------------
     15.8 Ordinary securities                                                         NIL                44.1
     15.9 Preference securities                                                       NIL                Nil

HALF YEARLY REPORT - INTERIM DIVIDEND ON ALL SECURITIES
                                                                                ---------------------------------------
                                                                                CURRENT HALF-YEAR   Previous half-year
                                                                                      A$M                A$M
                                                                                ---------------------------------------

     15.10 Ordinary securities                                                                0.0                44.1
     15.11 Preference securities                                                             -                   -
     15.12 Other equity instruments                                                          -                   -
                                                                                ---------------------------------------
     15.13 Total                                                                              0.0                44.1
                                                                                ---------------------------------------


DETAILS OF AGGREGATE SHARE OF PROFITS (LOSSES) OF ASSOCIATES AND JOINT
VENTURE ENTITIES
                                                                                ---------------------------------------
                                                                                CURRENT HALF-YEAR   Previous half-year
                                                                                      A$M                A$M
                                                                                ---------------------------------------
     16.1 Profit (loss) from ordinary activities before income tax                            4.6                (1.0)
     16.2 Income tax on ordinary activities                                                  (0.8)               (0.1)
     16.3 PROFIT (LOSS) FROM ORDINARY ACTIVITIES AFTER INCOME TAX                             3.8                (1.1)
     16.4 Extraordinary items net of tax                                                       -                   -
     16.5 NET PROFIT (LOSS)                                                                   3.8                (1.1)
     16.6 Outside equity interests                                                             -                   -
                                                                                ---------------------------------------
     16.7 NET PROFIT (LOSS) ATTRIBUTABLE TO MEMBERS                                           3.8                (1.1)
-----------------------------------------------------------------------------------------------------------------------


APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT


-------------------------------------------------------------------------------------------------------------------------------



MATERIAL INTERESTS IN ENTITIES WHICH ARE NOT CONTROLLED ENTITIES

                                        ---------------------------------------------------------------------------------------
                                        Percentage of ownership interest            Contribution to net profit (loss)
         NAME OF ENTITY                 held at end of period or date of            (item 1.9)
                                        disposal
                                        ---------------------------------------------------------------------------------------
                                            CURRENT HALF-YEAR   Previous half-year      CURRENT HALF-YEAR    Previous half-year
                                        ---------------------------------------------------------------------------------------

    17.1 EQUITY ACCOUNTED
         ASSOCIATES AND
         JOINT VENTURE
         ENTITIES

         Australian Magnesium Corporation
         Ltd (SEE ITEM 14.1)                            22.8%                    *                    0.1                 (0.2)

         AGR JV Partnership                             50.0%                    -                    3.0                    -

         TVX Normandy Americas (Canada)
         Inc.                                           49.9%                49.9%                    0.4                 (0.2)

         TVX Normandy Amercias (Cayman)
         Inc.                                           49.9%                49.9%                    0.3                 (0.7)

-------------------------------------------------------------------------------------------------------------------------------
    17.2 TOTAL                                                                                        3.8                 (1.1)
-------------------------------------------------------------------------------------------------------------------------------
    17.3 Other material interests

-------------------------------------------------------------------------------------------------------------------------------
    17.4 TOTAL                                                                                        3.8                 (1.1)
-------------------------------------------------------------------------------------------------------------------------------


* As at 31 December 2000 Australian Magnesium Corporation Limited was a controlled entity.


APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT


-------------------------------------------------------------------------------------------------------------------------------

ISSUED AND QUOTED SECURITIES AT END OF THE CURRENT PERIOD

                                        ---------------------------------------------------------------------------------------
        Category of Securities          Total number            Number quoted           Issue price per         Amount paid up
                                                                                        security (cents)        per security
                                                                                                                (cents)
                                        ---------------------------------------------------------------------------------------
    18.1 PREFERENCE SECURITIES                  NIL                      NIL                     N/A                     N/A
         (DESCRIPTION)
                                        ---------------------------------------------------------------------------------------
    18.2 Changes during current
         period
         (a) increases through issues           NIL                      NIL                     N/A                     N/A
         (b) decreases through
             returns of capital,
             buybacks, redemptions              NIL                      NIL                     N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------------
    18.3 ORDINARY SECURITIES                   2,237,861,347            2,237,861,347
                                        ---------------------------------------------------------------------------------------
    18.4 Changes during current
         period
         (a) increases through issues (1)          6,567,748                6,567,748
         (b) decreases through
             returns of capital,
             buybacks, redemptions               NIL                     NIL                     N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------------
    18.5 CONVERTIBLE DEBT SECURITIES             NIL                     NIL                     N/A                     N/A
                                         --------------------------------------------------------------------------------------
    18.6 Changes during current
         period
         (a) increases through issues            NIL                     NIL                     N/A                     N/A
         (b) decreases through
             securities matured, converted       NIL                     NIL                     N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------------
    18.7 OPTIONS                                                                             Exercise price        Expiry date
                                                                                        ---------------------------------------

                                         --------------------------------------------------------------------------------------
    18.8 Issued during current period            NIL                     NIL                     N/A                     N/A
                                         --------------------------------------------------------------------------------------
    18.9 Exercised during current period           6,567,748             NIL                     N/A                     N/A
                                         --------------------------------------------------------------------------------------
    18.10 Expired during current period          NIL                     NIL                     N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------------
    18.11 DEBENTURES                             NIL                     NIL                     N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------------
    18.12 UNSECURED NOTES                        NIL                     NIL                     N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------------

(1)       The movement in ordinary shares comprises:

          Options exercised
          - Unlisted - 1:1.101 basis                                           95,331
          - Unlisted - 1:1 basis                                            6,472,417
                                                                        -------------
                                                                            6,567,748
                                                                        -------------


APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT
--------------------------------------------------------------------------------
COMMENTS BY DIRECTORS

19.1    BASIS OF FINANCIAL REPORT PREPARATION
        This is a general purpose financial report prepared in accordance with the listing rules and AASB 1029: Interim Financial Reporting. It does not include notes of the type normally included in the annual financial report. The financial report should be read in conjunction with the last annual report and any announcements to the market made by the entity during the period.

19.2 MATERIAL FACTORS AFFECTING THE REVENUES AND EXPENSES OF THE ECONOMIC ENTITY FOR THE CURRENT PERIOD Refer attached Financial Report.

19.3 A DESCRIPTION OF EACH EVENT SINCE THE END OF THE CURRENT PERIOD WHICH HAS HAD A MATERIAL EFFECT AND IS NOT RELATED TO MATTERS ALREADY REPORTED, WITH FINANCIAL EFFECT QUANTIFIED.

        Nil

19.4 FRANKING CREDITS AVAILABLE AND PROSPECTS FOR PAYING FULLY OR PARTLY FRANKED DIVIDENDS FOR THE NEXT YEAR Franking credits available as at 31 December 2001 were $37,685,983.

19.5 CHANGES IN ACCOUNTING POLICIES SINCE THE LAST ANNUAL REPORT ARE DISCLOSED AS FOLLOWS

        Nil

19.6 REVISIONS IN ESTIMATES ARE DISCLOSED AS FOLLOWS Changes in mineral inventories used as a basis for determining depreciation and amortisation and mine completion charges resulted in a reduction in these charges of $18.2 million during the period.

19.7    CHANGE IN CONTINGENT LIABILITIES OR ASSETS ARE DISCLOSED AS FOLLOWS

        Contingent liabilities existing at balance date that have changed since last reporting date are:

        Normandy Mining Limited and several of its wholly owned entities have provided guarantees over a fully drawn financing facility provided by an Australian bank to Australian Magnesium Corporation Limited (AMC) totalling $72 million. This facility was used by AMC in part to repay a fully drawn $38.6M bank facility and reduce foreign currency hedging obligations provided by a syndicate of banks.

        Wholly owned entities continue to provide guarantees over the treasury obligations of other wholly owned entities. As at 31 December 2001 the marked to market deferred losses in respect of these obligations decreased to $419 million as compared to $510 million at 30 June 2001.

        The following contingent liabilities have arisen since the last reporting date:

        A wholly owned entity of Normandy Mining Limited has agreed to subscribe for $100 million of shares in AMC between 31 October 2002 and 31 January 2003. Normandy Mining Limited has guaranteed the performance of the obligation by the wholly owned entity.

        During the period the Normandy Group engaged advisors to provide advice in relation to the takeover bid by AngloGold and any third party offer. The terms of the engagements include fees that would become payable in the event that more than 50% of Normandy is acquired under a higher AngloGold or third party offer. If the current Newmont Mining Corporation (NMC) offer were to be successful further fees payable to advisors are estimated at not less than $22 million.

        Normandy Mining Limited has agreed to pay $38.3 million to NMC as a compensating amount in relation to costs, expenses and damages incurred by NMC under certain predetermined circumstances in respect of its takeover offer for the company. Normandy Mining Limited has also indemnified the ANZ Banking Group (ANZ) in respect of a bank guarantee issued by the ANZ to NMC to secure this arrangement.

        A controlled entity of Normandy Mining Limited has indemnified various banks in respect of guarantees and letters of credit given for satisfactory contractual performance in relation to exploration and mining tenements. Total indemnities given at 31 December 2001 are NZ$8,035,740 and A$438,000. The majority relates to environmental bonding requirements for the Martha Mine Expansion.

        A former Chairman and Chief Executive Officer of a controlled entity has made a claim in excess of $1.9 million against that controlled entity under an employment contract. The controlled entity rejects the claim and awaits the delivery by the claimant of points of claim, under the arbitration process. The maximum amount to which the directors believe the controlled entity may be exposed in respect of this claim has been provided for in the Financial Statements.

NORMANDY MINING LIMITED
APPENDIX 4B
ABN 86 009 295 765
HALF YEARLY REPORT


------------------------------------------------------------------------------------------------------------------------------------


PRIMARY REPORTING - BUSINESS SEGMENTS
               ---------------------------------------------------------------------------------------------------------------------
               External Sales Revenue  Other Revenue      Total Revenue       Segment Profit      Total Assets     Total Liabilities
               ---------------------------------------------------------------------------------------------------------------------
                 DEC 2001  Dec 2000   DEC 2001 Dec 2000  DEC 2001 Dec 2000  DEC 2001 Dec 2000   DEC 2001 Dec 2000  DEC 2001 Dec 2000
------------------------------------------------------------------------------------------------------------------------------------

Gold                695.8       580.2     38.8    -         734.6    580.2     203.3    175.9    3,101.0  2,626.7   2,391.5  2,697.5

Base metals          87.9       105.8      -      -          87.9    105.8      (7.1)     7.5      179.6    333.8       0.0      0.0

Industrial
minerals              0.0        32.6     54.5    -          54.5     32.6       0.6     (0.6)      97.8    381.1       0.0      0.0

Exploration           0.0         0.0      -      -           0.0      0.0     (22.3)   (27.9)     180.4    179.9       0.0      0.0
               ---------------------------------------------------------------------------------------------------------------------
                    783.7       718.6    93.3     -         877.0    718.6     174.5    154.9    3,558.8  3,521.5   2,391.5  2,697.5
Unallocated          55.8        37.4    11.8   123.2        67.6    160.6     (68.3)   (83.7)     111.3    300.6       0.0      0.0
------------------------------------------------------------------------------------------------------------------------------------
Consolidated total  839.5       756.0   105.1   123.2       944.6    879.2     106.2     71.2    3,670.1  3,822.1   2,391.5  2,697.5
------------------------------------------------------------------------------------------------------------------------------------

Additional information;
                                                                                                                      $M
(1)  Depreciation and amortisation included in Dec 2001 Segment Profit;                           Gold                  121.7
                                                                                                  Base metals             9.2
                                                                                                  Unallocated            11.6
                                                                                                                   ------------
                                                                                                  Total                 142.5
                                                                                                                   ------------

(2)  Other non-cash costs included in Dec 2001 Segment Profit;                                    Gold                    7.3
                                                                                                  Base metals             4.9
                                                                                                  Unallocated             0.2
                                                                                                                   ------------
                                                                                                  Total                  12.4
                                                                                                                   ------------


                                                                                                               Profit     Investment
(3)  Information regarding associates;
                                                                                                  Gold                    3.1  288.9
                                                                                                  Industrial Minerals     7.8   59.9
                                                                                                                   -----------------
                                                                                                  Total                  10.9  348.8
                                                                                                                   -----------------

GEOGRAPHICAL SEGMENTS

               ---------------------------------------------------------------------------------------------------------------------
               External Sales Revenue  Other Revenue      Total Revenue       Segment Profit      Total Assets     Total Liabilities
               ---------------------------------------------------------------------------------------------------------------------
                 DEC 2001  Dec 2000   DEC 2001 Dec 2000  DEC 2001 Dec 2000  DEC 2001 Dec 2000   DEC 2001 Dec 2000  DEC 2001 Dec 2000
------------------------------------------------------------------------------------------------------------------------------------
Australia &
  New Zealand        740.2     725.5      71.1     10.0     811.3    735.5      95.4     90.9    2,772.9  3,046.4   2,212.5  2,532.5
Turkey & Greece       25.3      12.4      10.4       -       35.7     12.4       8.1    (10.4)     143.8    122.4      83.4     71.7
Africa                21.1       5.6      23.6       -       44.7      5.6      (1.6)    (8.4)      88.9    270.4      79.2     93.3
North America         52.9      12.5       -         -       52.9     12.5       3.0     (0.2)     503.6    168.3      16.4      0.0
South America          0.0       0.0       -      113.2       0.0    113.2       1.3     (0.7)     160.9    214.6       0.0      0.0
------------------------------------------------------------------------------------------------------------------------------------
Consolidated total   839.5     756.0     105.1    123.2     944.6    879.2     106.2     71.2    3,670.1  3,822.1   2,391.5  2,697.5
------------------------------------------------------------------------------------------------------------------------------------



APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT

--------------------------------------------------------------------------------

DIRECTORS' DECLARATION


The Directors declare that:

a) The attached financial statements and notes thereto comply with Accounting Standards;

b) The attached financial statements and notes thereto give a true and fair view of the financial position and performance of the consolidated entity;

c) In the Directors' opinion, the attached financial statements and notes thereto are in accordance with the Corporations Act 2001; and

d) In the Directors' opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the Directors made pursuant to s.295
(5) of the Corporations Act 2001.



/S/ R J CHAMPION DE CRESPIGNY                                   /S/ K H SPENCER

R J CHAMPION DE CRESPIGNY                                       K H SPENCER
Director                                                        Director



Adelaide, 5 February 2002

APPENDIX 4B
NORMANDY MINING LIMITED
ABN 86 009 295 765
HALF YEARLY REPORT

--------------------------------------------------------------------------------

        COMPLIANCE STATEMENT

1 This report has been prepared in accordance with AASB Standards or other standards acceptable to ASX.

2 This report, and the accounts upon which the report is based, use the same accounting policies.

3       This report does give a true and fair view of the matters disclosed

4       This report is based on accounts which have been subject to review.

5       The entity does have a formally constituted Audit Committee.




Ms P F Carr
SECRETARY



Enquiries to
Mr. Peter Bird
Executive General Manager - Investor Relations
(08) 8303 1700

INDEPENDENT REVIEW REPORT TO THE MEMBERS
OF NORMANDY MINING LIMITED

SCOPE
-----

We have reviewed the attached financial report of Normandy Mining Limited in the form of Appendix 4B of the Australian Stock Exchange (ASX) Listing Rules, including the directors' declaration, for the half-year ended 31 December 2001, but excluding the following sections:

a) material factors affecting the revenues and expenses of the consolidated entity for the current period (page 16); and
b)      compliance statement (page 19).

The financial report includes the consolidated financial statements of the consolidated entity comprising the disclosing entity and the entities it controlled at the end of the half-year or from time to time during the half-year The disclosing entity's directors are responsible for the financial report. We have performed an independent review of the financial report in order to state whether, on the basis of the procedures described, anything has come to our attention that would indicate that the financial report is not presented fairly in accordance with Accounting Standard AASB 1029 "Interim Financial Reporting" issued in Australia and other mandatory professional reporting requirements, statutory requirements and ASX Listing Rules as they relate to Appendix 4B, so as to present a view which is consistent with our understanding of the consolidated entity's financial position, and performance as represented by the results of its operations and its cash flows, and in order for the disclosing entity to meet its obligations to lodge the financial report with the Australian Securities and Investments Commission and the ASX.

Our review has been conducted in accordance with Australian Auditing Standards applicable to review engagements. A review is limited primarily to inquiries of the entity's personnel and analytical procedures applied to the financial data. These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance provided is less than given in an audit. We have not performed an audit and, accordingly, we do not express an audit opinion.

STATEMENT
---------

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the half-year financial report of Normandy Mining Limited is not in accordance with:

(a)     the Corporations Act 2001, including:

        (i) giving a true and fair view of the consolidated entity's financial position as at 31 December 2001 and of its performance for the half-year ended on that date; and

        (ii) complying with Accounting Standard AASB 1029 "Interim Financial Reporting" and the Corporations Regulations 2001; and

(b) other mandatory professional reporting requirements and ASX Listing Rules as they relate to Appendix 4B.



/s/ DELOITTE TOUCHE TOHMATSU
DELOITTE TOUCHE TOHMATSU


/s/ Timothy Biggs
Timothy Biggs

Partner
Chartered Accountants

Adelaide, 5 February 2002

The liability of Deloitte Touche Tohmatsu is limited by, and to the extent of, the Accountants' Scheme under the Professional Standards Act 1994 (NSW)

[LOGO]


                         NORMANDY MINING LIMITED

                            FINANCIAL REPORT

          INDEX
          -----

          Profit Result ..................................... 2
          Cash Flows ........................................ 3
          Balance Sheet ..................................... 4
          Investor Information .............................. 4


[GRAPHIC]

N O R M A N D Y
M I N I N G   L I M I T E D                                 ABN 86 009 295 765
------------------------------------------------------------------------------

Financial Report to Shareholders
Six Months to 31 December 2001

A SUSTAINED FOCUS ON THE CORE ELEMENTS OF COST MAINTENANCE, GROWTH AND VALUE GENERATION ... DELIVERING A 31% UPLIFT IN SIX MONTH PROFIT TO A$83.5 MILLION.
------------------------------------------------------------------------------

PROFIT
- $83.5 million ($62.6M) up 31% on the previous half year
- Operating contribution $191.4 million ($174.1M)

GOLD
- Consolidated contribution, $199.6 million ($168.0M)
- Consolidated sales 1.225 million ounces (1.049Moz)
- Net realised price $577 per ounce ($552/oz)
- Total cash cost $310 per ounce ($297/oz)

NON-GOLD
- Consolidated contribution ($8.2) million ($6.1M)

CASH FLOW
- From operating activities $156.1 million ($93.7M)
- Cash balance $358.1 million ($344.8M June 2001)

BALANCE SHEET
- Net debt to net debt and equity 43% (40% June 2001)
- Shareholder funds $1,278.6 million ($1,398.0M June 2001)
- gearing ratio on target, allowing for a reduction in total hedged ounces from
  11.2 million ounces to 9.9 million ounces


5 FEBRUARY 2002

NOTE: (1) Previous December half figures italicised in brackets.
      (2) All figures in Australian dollars, unless specified otherwise.

For further information, please contact:
Peter Bird, Executive General Manager - Investor Relations
Telephone: +61 8 8303 1705 Facsimile: +61 8 8303 1994
E-mail: investor@normandy.com.au Web Site: www.normandy.com.au

PROFIT RESULT ...
-----------------

SIMPLIFIED FINANCIAL RESULTS
(A$M)                               3 mths to  3 mths to  6 mths to  6 mths to
                                      31 Dec     30 Sep     31 Dec    31 Dec
                                       2001       2001       2001      2000
------------------------------------------------------------------------------
SALES REVENUE ......................  409.8      429.7      839.5       756.0
Cost of production ................. (251.2)    (256.1)    (507.3)     (459.9)
Depreciation & amortisation ........  (59.7)     (71.8)    (131.5)     (110.4)
Mine closure .......................   (4.4)      (4.9)      (9.3)      (11.6)
                                    ------------------------------------------
GROSS PROFIT(1) ....................   94.5       96.9      191.4       174.1
                                    ------------------------------------------
Share of net profit of associates ..    1.6        2.2        3.8        (1.1)
Exploration provisions
  & write-offs .....................   (8.6)      (9.2)     (17.8)      (30.6)
Administration expenses ............  (18.3)     (15.2)     (33.5)      (29.4)
Borrowing costs ....................  (20.7)     (24.2)     (44.9)      (52.5)
Other income/(expenses) ............    4.3        1.6        5.9        10.7
Significant items;
  Gain on change in AMC
    ownership interest..............   54.5         --       54.5          --
  Takeover costs ...................  (25.7)        --      (25.7)         --
  Asset writedowns .................  (27.5)        --      (27.5)         --
                                    ------------------------------------------
PROFIT/(LOSS) FROM ORDINARY
ACTIVITIES .........................   54.1       52.1      106.2        71.2
Income tax expense relating
  to ordinary activities ...........   (9.8)     (12.5)     (22.3)      (11.0)
                                    ------------------------------------------
PROFIT/(LOSS) FROM ORDINARY
ACTIVITIES AFTER RELATED INCOME
TAX EXPENSE ........................   44.3       39.6       83.9        60.2
Outside equity interests ...........    3.8       (4.2)      (0.4)        2.4
                                    ------------------------------------------
NET PROFIT/(LOSS) ATTRIBUTABLE
  TO MEMBERS OF NORMANDY MINING
  LIMITED ..........................   48.1       35.4       83.5        62.6
------------------------------------------------------------------------------
Operating profit before significant
  items attributable to members
  of Normandy Mining Limited .......   46.8       35.4       82.2        62.6
Significant items included in
  operating profit/(loss) before
  outside equity interests (2) .....    1.3         --        1.3          --
Operating profit after significant
  items attributable to members
  of Normandy Mining Limited .......   48.1       35.4       83.5        62.6
------------------------------------------------------------------------------

(1) See table on page 3 for detail by operation
(2) No outside equity interest or income tax applicable

Significant items include:
o a $54.5 million gain on change in Australian Magnesium Corporation (AMC) ownership interest, comprising $10.0 million previously consolidated AMC losses recognised upon loss of control and $44.5 million representing the change in Normandy's interest in AMC's historical accumulated losses;
o takeover related costs incurred and accrued to 31 December were $25.7 million (a minimum additional $22 million in advisor fees has been disclosed as a contingent liability); and
o asset writedowns of $27.5 million relating to receivables, listed investments and the Mastra project in Turkey.

Profit attributable to Normandy shareholders, excluding significant items, was $82.2 million for the six months to December 2001, an increase of 31% over the previous corresponding half year.

Gross profit from gold operations increased 19% to $199.6 million due to higher consolidated gold production of 1.205 million ounces, up 11%. Higher production at Tanami and Bronzewing, together with new contributors Ovacik and Midas, have more than compensated for the loss of gold output from Mt Leyshon's cessation and the lower Super Pit head grade encountered in Kalgoorlie.

The average realised gold price was $577/oz ($562/oz) based on consolidated gold sales of 1.225 million ounces. The average spot price for the half year was $537/oz.

Average total production cost increased by $10/oz to $416/oz. Non-cash costs remained steady at $106/oz, however cash costs of production increased by 3% to $310/oz mainly as a result of the difficulties at the Super Pit in the September quarter.

Non-gold operations had a negative contribution of $8.2 million mainly reflecting the impact of lower spot zinc prices on Golden Grove. The average realised zinc price for the half was 65 cents/lb compared to 85 cents/lb for the previous corresponding period.

Normandy's share of associates results includes an inaugural contribution from the Australian Gold Refinery partnership covering the period from April 2001 in addition to the share of results from TVX Normandy Americas.

Exploration provisions and writeoffs have decreased by 42% reflecting the decision taken last year to decrease global expenditure and focus on projects within 150km of existing infrastructure.

Administration expenses increased by 4% from $26.80/oz to $27.80/oz.

Borrowing costs have decreased as the Group has maintained its gearing at or near the 40% level.

                              FINANCIAL REPORT
                    FOR THE TWELVE MONTHS TO 31 DECEMBER 2001

CASH FLOWS ...
---------------------------------------------------------------------------

SIMPLIFIED STATEMENT OF CASH FLOWS
(A$M)                                            6 months to    12 months to
                                                  31 December     30 June
                                                      2001          2001
----------------------------------------------------------------------------
OPERATING ACTIVITIES
  Receipts from customers ........................     839.9        1,576.6
  Payments to suppliers & employees ..............    (630.3)      (1,186.9)
  Dividends received from associates .............      11.4           42.6
  Interest paid ..................................     (48.2)         (93.8)
  Income tax paid ................................     (27.0)         (38.9)
  Other ..........................................      10.3           22.5
                                                     -----------------------
NET OPERATING CASH FLOWS .........................     156.1          322.1
                                                     -----------------------
INVESTING ACTIVITIES
  Payments for property, plant & equipment .......    (104.6)        (146.5)
  Payments for exploration .......................     (24.8)         (62.8)
  Payments for development projects ..............     (22.9)         (87.8)
  Payment for purchase of investments ............     (14.9)            --
  Proceeds from sale of investments ..............       0.7          130.3
  Loans repaid by other entities .................       4.5          113.0
  Businesses acquired/disposed ...................     (28.4)         120.1
  Other ..........................................       0.3           13.5
                                                     -----------------------
NET INVESTING CASH FLOWS .........................    (190.1)          79.8
                                                     -----------------------
FINANCING ACTIVITIES
  Net proceeds from/(repayment of) borrowings ....      55.1         (302.4)
  Dividends paid .................................      (7.2)         (95.2)
  Proceeds from issue of securities ..............        --           93.8
                                                     -----------------------
NET FINANCING CASH FLOWS .........................      47.9         (303.8)
                                                     -----------------------
NET INCREASE/(DECREASE) IN CASH HELD .............      13.9           98.1
  Cash at beginning of period ....................     344.8          245.4
  Exchange rate adjustments ......................      (0.6)           1.3
CASH AT END OF PERIOD ............................     358.1          344.8
                                                     -----------------------



                                   OPERATIONAL GROSS PROFIT
(A$M)                             3 mths to   3 mths to   6 mths to  6 mths to
                                    31 Dec      30 Sep      31 Dec     31 Dec
                                     2001        2001        2001       2000
------------------------------------------------------------------------------
GOLD
Yandal ........................      12.8         9.6        22.4       28.9
Kalgoorlie ....................      22.0        19.8        41.8       52.7
Tanami ........................      29.7        36.1        65.8       36.8
Pajingo .......................      15.0        12.6        27.6       22.6
Boddington ....................       8.7         9.2        17.9        9.9
Midas .........................      (0.3)        3.9         3.6         --
Martha ........................       7.5         0.2         7.7        5.3
Ovacik ........................       5.5         2.6         8.1         --
Other .........................      (1.1)        5.8         4.7       11.8
                                   -------------------------------------------
Total .........................      99.8        99.8       199.6      168.0
NON-GOLD
Golden Grove ..................       1.2        (4.0)       (2.8)      17.4
Other .........................      (6.5)        1.1        (5.4)     (11.3)
                                   -------------------------------------------
Total .........................      (5.3)       (2.9)       (8.2)       6.1
                                   -------------------------------------------
Total .........................      94.5        96.9       191.4      174.1
------------------------------------------------------------------------------



Net cash flow from operating activities was $156.1 million for the 6 months to December 2001.

Normandy NFM's operating cash inflow before tax increased by 119% to $88.4 million, while the Group benefited from higher cash inflow from Bronzewing and Jundee as well as new operating cash contributions from Midas and Ovacik.

The stronger underlying cash inflows from operations has more than compensated for the decrease in dividends from TVX Normandy Americas and higher income tax payments incurred by Normandy NFM.

Capital expenditure on property, plant and equipment includes:
o $35.6 million at Midas, including $10.1 million on underground development and $19.9 million on mining equipment, mainly trucks;
o $17.0 million at Tanami, which includes $9.2 million on development of Groundrush;
o  $11.4 million at Jundee, mainly comprising decline and mine development; and
o $11.2 million at Pajingo on mobile equipment as part of switch to owner mining.

Development project expenditure largely reflects costs capitalised by AMC on the magnesium project while it was consolidated by Normandy.

Cash balances disposed as part of sales of businesses totalled $28.4 million mainly due to Mt Leyshon and AMC.

During the half year, the Group has drawn down a further $70 million on its syndicated corporate facility and has repaid about $15 million in project finance debt.

BALANCE SHEET ...
------------------------------------------------------------------------------


SIMPLIFIED STATEMENT OF FINANCIAL POSITION
(A$M)
                                                    31 December        30 June
                                                       2001              2001
-------------------------------------------------------------------------------
CURRENT ASSETS
  Cash, bank bills & gold bullion ..............       358.1             344.8
  Receivables ..................................       153.6             123.7
  Inventories ..................................       166.5             169.5
  Other ........................................       173.8             161.9
                                                  -----------------------------
                                                       852.0             799.9
                                                  -----------------------------
NON-CURRENT ASSETS
  Investments in associates ....................       348.8             244.0
  Exploration & evaluation .....................       180.4             151.7
  Development properties .......................       151.2             499.5
  Property, plant & equipment ..................     1,710.5           1,750.0
  Other ........................................       427.2             401.4
                                                  -----------------------------
                                                     2,818.1           3,046.6
                                                  -----------------------------
TOTAL ASSETS ...................................     3,670.1           3,846.5
CURRENT LIABILITIES
  Accounts payable .............................       249.6             249.8
  Interest-bearing liabilities .................       127.1             114.0
  Other ........................................       204.1             238.6
                                                  -----------------------------
                                                       580.8             602.4
                                                  -----------------------------
NON-CURRENT LIABILITIES
  Interest-bearing liabilities .................     1,204.9           1,181.8
  Other ........................................       605.8             664.3
                                                  -----------------------------
                                                     1,810.7           1,846.1
                                                  -----------------------------
TOTAL LIABILITIES ..............................     2,391.5           2,448.5

NET ASSETS .....................................     1,278.6           1,398.0

EQUITY
  Contributed equity ...........................     1,602.6           1,593.9
  Reserves .....................................        72.5              71.4
  Retained profits/(accumulated losses) ........      (445.7)           (434.8)
                                                  -----------------------------
  Equity attributable to members of
  Normandy Mining Limited ......................     1,229.4           1,230.5
  Outside equity interests in
    controlled entities ........................        49.2             167.5
                                                  -----------------------------

TOTAL EQUITY ...................................     1,278.6           1,398.0
                                                  -----------------------------


The balance sheet remains strong. Net debt was largely unchanged, however following the deconsolidations of AMC, Mt Leyshon and Ity, equity attributable to outside equity interests reduced by $118.3 million, resulting in a slight increase in the gearing ratio to 43%.

The increase in receivables reflects the consideration owing for the sale of Ity in December 2001.

Investments increased due to the acquisition of the 50% interest in the AGR partnership and the reversion to an equity investment in AMC following their equity issue and Normandy's loss of control.

Exploration and evaluation increased as a result of the fair valuation applied to the exploration interests of Otter Gold Mines Limited.

The decrease in development properties reflects the deconsolidation of the AMC project and the reclassification of Ovacik to property, plant and equipment now that it is in operation.

Interest-bearing liabilities at 31 December comprise A$270 million drawn under a A$490 million syndicated corporate facility, US$300 million Yandal Notes (non-recourse to Normandy), US$250 million Normandy Notes, project financing relating to Kasese (US$40M) and Ovacik (US$37M), and A$30 million in bank debt from Otter Gold Mines Limited.

Other liabilities decreased in line with the $46 million allocation of deferred hedge gains to revenue.

Total equity decreased despite the $83.5 million net profit and no interim dividend. This was due to the removal of AMC outside equity interests of $119 million and a net $40 million reduction in retained earnings from the deconsolidation of AMC.

HEDGING
As previously announced, Normandy has revised its gold hedging policy, reducing the minimum hedge ratio from 60% to 45% of reserves, with Ovacik and Midas remaining unhedged. As a consequence, the hedge book was reduced in January 2002 with the buy-back of 1.3 million ounces of long term fixed price forward contracts on a cash neutral basis.

DIVIDENDS
Due to the currency of Newmont Mining Corporation's takeover offer for Normandy, the Normandy Board has resolved not to declare a dividend.


INVESTOR INFORMATION
-------------------------------------------------------------------------------

BOARD OF DIRECTORS
RJ Champion de Crespigny ..............................Chairman & CEO
MS Hamson .............................................Non-Executive Director
P Lassonde ............................................Non-Executive Director
BG McKay ..............................................Non-Executive Director
JB Prescott AC ........................................Non-Executive Director
KH Spencer AM .........................................Non-Executive Director
B Wheelahan ...........................................Non-Executive Director

REGISTERED & PRINCIPAL OFFICE
100 Hutt Street, Adelaide 5000, SA, Australia
Tel: +61 8 8303 1700; Fax: +61 8 8303 1900
E-mail: investor@normandy.com.au
PF Carr ...............................................Company Secretary

ISSUED CAPITAL
At 31 December 2001, issued capital was 2,237,861,347 shares.

SHAREHOLDER ENQUIRIES
Matters relating to shares held, change of address, tax file number and dividends should be directed to the Share Registry:

     National Shareholder Services Pty Limited
     100 Hutt Street, Adelaide 5000, SA, Australia
     Tel: +61 8 8232 0003; Fax: +61 8 8232 0072
     E-Mail: shareregistry@normandy.com.au

STOCK EXCHANGE LISTINGS
Australian Stock Exchange ..............................Ticker Symbol NDY
Toronto Stock Exchange .................................Ticker Symbol NDY

ADS DEPOSITARY
The Bank of New York,
101 Barclay Street, New York, NY 10286
Tel: +1 212 815 2204; Fax: +1 212 571 3050




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